Exhibit 99.2

Amboy Aggregates Joint Venture and Subsidiaries

Consolidated Financial Statements

and Independent Auditor's Reports

As of December 31, 2016 (unaudited) and for the Period from January 1, 2017 to December 29, 2017 (unaudited), the Year Ended December 31, 2016 (unaudited) and for the Periods from January 1, 2015 to June 30, 2015 and July 1, 2015 to December 31, 2015

Amboy Aggregates Joint Venture and Subsidiaries

Index

Page

Independent Auditor's Report2-3

Consolidated Statements of Net Assets in Liquidation (Liquidation Basis)4

Consolidated Statements of Changes in Net Assets

in Liquidation (Liquidation Basis)5

Consolidated Statements of Operations and

Partners' Capital (Going Concern Basis)6

Consolidated Statements of Cash Flows (Going Concern Basis)7

Notes to Consolidated Financial Statements8-11

Independent Auditor's Reports

To the Partners

Amboy Aggregates Joint Venture

We have audited the accompanying consolidated financial statements of Amboy Aggregates Joint Venture and Subsidiaries, which comprise the consolidated statement of net assets in liquidation as of December 31, 2015, and the related consolidated statement of changes in net assets in liquidation for the period from July 1, 2015 to December 31, 2015, and the consolidated statements of operations and partners' capital and cash flows for the period from January 1, 2015 to June 30, 2015, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the net assets in liquidation of Amboy Aggregates Joint Venture and Subsidiaries as of December 31, 2015, and the changes in its net assets in liquidation for the period from July 1, 2015 to December 31, 2015 and the results of their operations and their cash flows for the period from January 1, 2015 to June 30, 2015 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the partners of Amboy Aggregates approved a plan of liquidation on July 1, 2015, and the Company determined liquidation is imminent. As a result, the Company changed its basis of accounting for periods subsequent to June 30, 2015 from the going concern basis to the liquidation basis. Our opinion is not modified with respect to this matter.

/s/ CohnReznick LLP

New York, New York

February 29, 2016

AMBOY AGGREGATES JOINT VENTURE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET ASSETS IN LIQUIDATION (LIQUIDATION BASIS)
AS OF DECEMBER 31, 2016 (UNAUDITED)

2016
(unaudited)
ASSETS
Cash	$869,732
Accounts receivable	153,295
Restricted cash	823,898
TOTAL	1,846,925

LIABILITIES
Contract obligation to restore piers (Note 4)	1,090,372
Accrued liquidation costs	28,822
TOTAL	1,119,194

NET ASSETS IN LIQUIDATION	$727,731

See notes to consolidated financial statements.

AMBOY AGGREGATES JOINT VENTURE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS IN LIQUIDATION (LIQUIDATION BASIS)
FOR THE PERIOD FROM JANUARY 1, 2017 TO DECEMBER 29, 2017 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2016 (UNAUDITED)

2017
(unaudited)
Net assets in liquidation as of December 31, 2016	$727,731
Changes in net assets in liquidation
Changes in accounts receivable	15,502
Changes in contract obligation to restore piers	72,047
Changes in accrued liquidation costs	9,220
Liquidating distribution to partners	(824,500)

Net assets in liquidation as of December 29, 2017	$—

2016
(unaudited)
Net assets in liquidation as of December 31, 2015	$247,002
Changes in net assets in liquidation
Changes in accounts receivable	(61,457)
Changes in property, plant and equipment	(25,000)
Changes in contract obligation to restore piers	550,000
Changes in accrued liquidation costs	17,186

Net assets in liquidation as of December 31, 2016	$727,731

See notes to consolidated financial statements.

AMBOY AGGREGATES JOINT VENTURE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL (GOING CONCERN BASIS)
FOR THE PERIOD FROM JANUARY 1, 2015 TO JUNE 30, 2015

2015
Net sales	$139,307
Costs and expenses:
Cost of sales	624,789
General and administrative	1,452,565
Totals	2,077,354
Other income—Gain on disposition of property and equipment	849,905
Loss from operations	(1,088,142)
Interest expense	(480,416)
Other expense	(1,109,043)
Net loss	(2,677,601)
Partners' capital, beginning of the period	3,156,079
Partners' capital, end of the period	$478,478

See notes to consolidated financial statements.

AMBOY AGGREGATES JOINT VENTURE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (GOING CONCERN BASIS)
FOR THE PERIOD FROM JANUARY 1, 2015 TO JUNE 30, 2015

2015
OPERATING ACTIVITIES:
Net loss	$(2,677,601)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	37,532
Bad debt	28,035
Amortization of permits	59,965
Gain on disposition of property and equipment	(849,905)
Changes in operating assets and liabilities:
Accounts and notes receivable	975,920
Inventory	58,145
Prepaid expenses and other current assets	217,834
Due from general partners, affiliates and member	158,861
Accounts payable	19,860
Accrued expenses	(427,407)
Other liabilities	(12,079)
Net cash used in operating activities	(2,410,840)

INVESTING ACTIVITIES:
Proceeds from disposition of property and equipment	2,014,049
Net cash provided by investing activities	2,014,049

FINANCING ACTIVITIES:
Repayments of long-term debt	(5,505,986)
Net cash used in financing activities	(5,505,986)

Net decrease in cash	(5,902,777)
Cash, beginning of period	9,889,342
Cash, end of period	$3,986,565

Supplemental disclosure of cash flow data:
Interest paid	$480,416

See notes to consolidated financial statements.

Amboy Aggregates Joint Venture and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2016 (unaudited) and for the Period from January 1, 2017 to December 29, 2017 (unaudited), the Year ended December 31, 2016 (unaudited) and for the Periods from January 1, 2015 to June 30, 2015 and July 1, 2015 to December 31, 2015

Note 1 - Organization and business

Amboy Aggregates (“Amboy” or the “Company”) was established on January 1, 1989 as an equal Joint Venture between Great Lakes Dredge & Dock Company, LLC (“Great Lakes”) and Ralph Clayton and Sons Materials, L.P.

Amboy operated principally in one business segment which is to dredge, process, transport and sell fine aggregate in the New York Metropolitan area. Additionally, the liability of the members is limited to the members’ total equity.

Amboy was terminated by the Joint Venture partners on December 29, 2017.

Note 2 - Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts of Amboy and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentration risks

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintained its cash with high credit quality financial institutions. Accounts at these institutions were insured by the Federal Deposit Insurance Company ("FDIC") up to $250,000. As of December 29, 2017, the Company had distributed all remaining cash to the Joint Venture partners.

Inventory

Inventory is stated at the lower of cost, determined using the first-in, first-out (FIFO) method, or market.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. If facts and circumstances indicate that the Company's long-lived assets might be impaired, the estimated future undiscounted cash flows associated with the long-lived asset would be compared to its carrying amounts to determine if a write-down to fair value is necessary. If a write-down is required, the amount is determined by estimation of the present value of net discounted cash flows.

Permits

Costs incurred in connection with obtaining permits to dredge the Company's products are amortized on the straight-line basis over the term of the related permits.

Amboy Aggregates Joint Venture and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2016 (unaudited) and for the Period from January 1, 2017 to December 29, 2017 (unaudited), the Year ended December 31, 2016 (unaudited) and for the Periods from January 1, 2015 to June 30, 2015 and July 1, 2015 to December 31, 2015

Revenue recognition

Sales are recognized when revenue is realized or becomes realizable and has been earned. In general, revenue is recognized when the earnings process is complete and collectability is reasonably assured which is usually upon shipment of the product. Amounts billed related to shipping and handling are included in revenue.

Shipping and handling costs

Shipping and handling costs are included in cost of sales.

Income taxes

Income or loss of the Company is includible in the income tax returns of the partners in proportion to their respective interests. Accordingly, there is no provision for income taxes in the accompanying consolidated financial statements.

The Company has no unrecognized tax benefits at December 29, 2017 or December 31, 2016. The Company's Federal and state income tax returns are closed.

The Company recognizes interest and penalties associated with income tax matters as part of the income tax provision, if applicable, and includes accrued interest and penalties with the related tax liability in the accompanying consolidated balance sheets.

Liquidation

Based on discussions with the Company’s partners, it was determined that liquidation of Amboy was imminent as of July 1, 2015. The Company’s partners were in discussions to abandon and write-off inventory in addition to relinquishing the license agreement with the State of New Jersey which enables the Company to conduct operations. Therefore, effective July 1, 2015, the Company applied the liquidation basis of accounting on a prospective basis. The liquidation basis of accounting requires the Company to estimate amounts of cash or other consideration it expects to collect and to accrue all costs associated with implementing and completing the plan of liquidation and requires management to make estimates that affect the amounts reported in the consolidated financial statements and related notes. To the extent there are any changes in the Company’s July 1, 2015 initial estimates, there will be changes reflected in the Statement of Changes in Net Assets in Liquidation.

The Company fully liquidated its Net Assets in Liquidation during 2017. Amboy completed the restoration of two piers which were damaged as a result of operations in 2017. The Company was fully dissolved on December 29, 2017.

The consolidated financial statements for the period from January 1, 2015 to June 30, 2015, were prepared on the going concern basis of accounting, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Note 3 – Cumulative effect of accounting change/net assets in liquidation

The following is a reconciliation of partners’ capital under the going concern basis of accounting to net assets in liquidation under the liquidation basis of accounting as of July 1, 2015.

Amboy Aggregates Joint Venture and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2016 (unaudited) and for the Period from January 1, 2017 to December 29, 2017 (unaudited), the Year ended December 31, 2016 (unaudited) and for the Periods from January 1, 2015 to June 30, 2015 and July 1, 2015 to December 31, 2015

Partners' capital as of June 30, 2015	$478,478

Increase due to estimated accounts receivable settlement	275,000
Increase due to estimated net realizable value of equipment	200,000
Decrease due to estimated net realizable value of inventory	(1,007,573)
Increase due to contract obligation to restore pier	785,178
Liability for accrued estimated disposal costs of liquidation	(447,081)
Adjustments to reflect the change to the liquidation basis of accounting	(194,476)
Estimated value of net assets in liquidation as of July 1, 2015	$284,002

In applying the liquidation basis of accounting, the Company recognized a net decrease of $194,476 in its estimated value of net assets in liquidation. This estimated value of net assets in liquidation includes projections of costs and expenses to be incurred during the time it takes to complete the plan of liquidation. There is an inherent uncertainty with these projections, and they could change materially based on the timing of the completion of all of the steps necessary for the liquidation.

Note 4 - Property, plant and equipment

Amboy and Lower Main Street Development, LLC (“Lower Main”) an entity whose related members are partners of the Company, entered into an amended and restated agreement on December 13, 2013 to sell substantially all of the real estate on which Amboy conducts its operations.

With the exception of a single vessel, all equipment was sold for proceeds of $2,014,049 for the period ended June 30, 2015. On the application of liquidation basis, the remaining vessel was adjusted to its net realizable value, less cost to sell in 2015. This vessel was sold during 2016 and changes are reflected in the Statement of Changes in Net Assets in Liquidation.

Depreciation and amortization expense was $37,532 for the period from January 1, 2015 to June 30, 2015.

Note 5 - Retirement plans

Pension and annuity plans

Employees covered by a union agreement were included in multi-employer pension and annuity plans to which the Company made contributions in accordance with the contractual union agreement. The Company ceased contributions to the Operating Engineers Local No. 825 Pension Plan effective February 19, 2011 and any future contributions were paid to the annuity fund. As a result of withdrawing from the pension fund, the Company was obligated to pay $328,628, plus interest of $47,445. The Company paid $65,236, including interest of $3,419, during 2015.

The Company maintained a retirement plan qualifying under Section 401(k) of the Internal Revenue Code which allowed eligible employees to defer a portion of their income through contributions to the plan. Under the provisions of the plan, the Company made contributions for the benefit of the employees, subject to certain limitations. The Company's contributions for the period from January 1, 2015 to June 30, 2015 were $21,857. The Company terminated this retirement plan effective April 30, 2015.

Note 6 - Commitments and contingencies

License agreement

The Company had a license agreement through August 5, 2016 with the State of New Jersey which enabled the Company to dredge in the Ambrose Channel for commercial sand. Under this agreement, the State of New Jersey

Amboy Aggregates Joint Venture and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2016 (unaudited) and for the Period from January 1, 2017 to December 29, 2017 (unaudited), the Year ended December 31, 2016 (unaudited) and for the Periods from January 1, 2015 to June 30, 2015 and July 1, 2015 to December 31, 2015

received a royalty fee based on the amount of material dredged that, effective August 1, 2009, ranged between $.35 and $.70 per cubic yard. Effective August 14, 2015, the Company relinquished the license agreement to Great Lakes.